Exhibit 99.3

Genelux Corporation Announces Pricing of Approximately $27.5 Million Underwritten Offering of Common Stock and Accompanying Warrants

WESTLAKE VILLAGE, Calif., May 24, 2024 – Genelux Corporation (Genelux) (Nasdaq: GNLX), a late clinical-stage immuno-oncology company, today announced the pricing of an underwritten offering of 6,875,000 shares of its common stock and accompanying warrants to purchase 6,875,000 shares of its common stock at a combined offering price of $4.00 per share and accompanying warrant, in each case before underwriting discounts and commissions. Each warrant will have an exercise price of $5.25 per share, will be immediately exercisable following the closing of the offering and will expire five years from the date of issuance. Gross proceeds to Genelux from the offering are expected to be approximately $27.5 million, before deducting underwriting discounts and commissions and estimated offering expenses payable by Genelux. The net proceeds from the offering are expected to provide working capital into the first quarter of 2026 for general corporate purposes, including the continued clinical development of Olvi-Vec, with topline results of the OnPrime Phase 3 registrational trial anticipated in the second half of 2025. The offering is expected to close on or about May 29, 2024, subject to customary closing conditions. All of the securities are being sold by Genelux. In addition, Genelux has granted the underwriters a 30-day option to purchase up to an additional 1,031,250 shares of its common stock and accompanying warrants to purchase 1,031,250 shares of its common stock to cover over-allotments, if any.

Guggenheim Securities is acting as sole book-running manager for the offering. Newbridge Securities Corporation is acting as co-manager for the offering.

The securities were offered by Genelux pursuant to an effective shelf registration statement previously filed by Genelux with the U.S. Securities and Exchange Commission (SEC). A final prospectus supplement and accompanying prospectus related to the offering will be filed with the SEC, and will be available on the SEC’s website located at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to the offering may also be obtained by contacting: Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, New York 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Genelux

Genelux is a late clinical-stage biopharmaceutical company focused on developing a pipeline of next-generation oncolytic immunotherapies for patients suffering from aggressive and/or difficult-to-treat solid tumor types. Genelux’s most advanced product candidate, Olvi-Vec (olvimulogene nanivacirepvec), is a proprietary, modified strain of the vaccinia virus. Olvi-Vec currently is being evaluated in OnPrime/GOG-3076, a multi-center, randomized, open-label Phase 3 registrational trial evaluating the efficacy and safety of Olvi-Vec in combination with platinum-doublet + bevacizumab compared with physician’s choice of chemotherapy and bevacizumab in patients with platinum-resistant/refractory ovarian cancer. The core of Genelux’s discovery and development efforts revolves around its proprietary CHOICE™ platform from which Genelux has developed an extensive library of isolated and engineered oncolytic vaccinia virus immunotherapeutic product candidates, including Olvi-Vec.

Forward-Looking Statements

This release contains or may imply “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not based on historical fact and include, but are not limited to, statements regarding anticipated gross proceeds, its ability to fund for general corporate purposes through the first quarter of 2026, the expected use of proceeds, timing related to topline results of the OnPrime Phase 3 registrational trial and anticipated closing date. Any forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to completion of the public offering on the anticipated terms or at all, market conditions and satisfaction of customary closing conditions related to the proposed public offering. For a discussion of other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in Genelux’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, and in other filings that Genelux makes with the SEC from time to time. There can be no assurance that any of the forward-looking information provided herein will be proven accurate. These forward-looking statements speak only as of the date hereof and Genelux undertakes no obligation to update forward-looking statements, and readers are cautioned not to place undue reliance on such forward-looking statements.

Contacts

Ankit Bhargava, MD

Allele Communications, LLC

genelux@allelecomms.com

Source: Genelux Corporation